Exhibit 10.1


                      P.A.M. TRANSPORTATION SERVICES, INC.
                       AMENDMENT TO 1995 STOCK OPTION PLAN
                      As adopted by the Board of Directors
                               On August 28, 2002



                              ARTICLE I - PURPOSE


The Board of Directors of P.A.M. Transportation Services, Inc. (the "Company") is amending the Company's 1995 Stock Option Plan (as previously amended, the "Plan") to update it, and to improve certain of its provisions so that they better serve the interests of the Company and its shareholders.


                            ARTICLE II - AMENDMENTS


2.1     Amendment to Section 2(b) of the Plan.
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Section 2(b) of the Plan is amended by deleting the present text of Section 2(b)
and  inserting  the  following  new  text  in  its  place:

(b)  "Board of Directors" shall mean the Board of Directors of the Company.


2.2     Amendment to Section 2(g) of the Plan.
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Section 2(g) of the Plan is amended by deleting the present text of Section 2(g)
and inserting the following new text in its place:

(g) "Market Price" on a particular date shall mean the average of the highest and lowest sales prices of shares of the Common Stock reported on The Nasdaq Stock Market (or any successor exchange or system that is the primary exchange or system for trading of the Common Stock) on such date, or if there was no sale of any shares of Common Stock reported on The Nasdaq Stock Market (or any such successor) on such date, then on the last preceding date on which The Nasdaq Stock Market (or any such successor) was open for trading and on which shares of the Common Stock were traded. If for any reason it is not practical for the Market Price to be determined as provided for above in this paragraph, Market Price shall mean the fair market value of the Company's Common Stock as determined by the Board of Directors or the Committee, acting in good faith, under any method consistent with the Code, or Treasury Regulations thereunder, as the Board of Directors or the Committee shall in its discretion select and apply at the time of the grant of the option concerned. Subject to the foregoing, the Board of Directors or the Committee, in fixing the market price, shall have full authority and discretion and be fully protected by doing so.


2.3     Amendment to Section 5 of the Plan.
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Section  5  of  the Plan is amended by deleting the first paragraph of Section 5 and inserting the following new paragraph in its place:

The Plan shall be administered by the Board of Directors of the Company, or the Committee. The Committee shall be comprised of not less than two (2) members appointed by the Board of Directors of the Company from among its members, each of whom qualifies as a "Non-Employee Director" as that term is defined in Rule 16b-3 issued under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


                  ARTICLE III - EFFECTIVENESS OF THIS AMENDMENT


This Amendment was adopted by the Board of Directors on August 28, 2002. Except as specifically amended by this Amendment, the Plan, as previously adopted shall remain in full force and effect.